UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2009

YASHENG ECO-TRADE CORPORATION.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9107 Wilshire Blvd., Suite 450, Beverly Hills, CA 90210
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 461-3559

With a copy to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York 10005
T: 516.833.5034
F: 516.977.1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Yasheng Group

On January 20, 2009, Yasheng Eco-Trade Corporation (the “Company”) entered into a Letter of Intent (the “Letter of Intent”) with Yasheng Group, Inc., a California corporation (“Group”) in connection with the development of a logistics centre.  Group is an agriculture conglomerate which has subsidiaries located in the Peoples Republic of China.  In addition, pursuant to the Letter of Intent, the Company granted Group an irrevocable option to merge all or part of its assets into the Company (the “Yasheng Option”).

In lieu of merging its assets into the Company, the Company and Group entered into an additional Letter of Intent on June 12, 2009 whereby Group agreed to use its best efforts to have the majority stockholders of Group (the “Group Stockholders”) enter and close an agreement with the Company whereby the Company would acquire approximately 55% of the issued and outstanding securities of Group from the Group Stockholders in consideration of 300,000,000 shares of common stock of the Company.  The  June 12, 2009 letter of intent was approved by the Company’s Board of Directors on August 12, 2009.

The Company and Group initially contemplated a closing date of July 15, 2009.  As the execution of a definitive agreement and the closing did not occur by July 15, 2009, all parties are working to close such transaction upon satisfaction of all closing conditions.  The closing of the acquisition will require the completion of definitive documentation executed by the Company, the Group Stockholders and Group, and the completion of due diligence.  Final closing is subject to approval of the final definitive agreements by the Boards of Directors of the Company and Group. . There is no guarantee that the Group Stockholders will agree to this transaction, that the parties will reach a final agreement or that the transaction will close on the terms set forth above.

Logistics Center

On August 12, 2009, the Company entered into a 45 day exclusivity period to finalize an “Option to Buy” on a lease agreement for a “big box” facility located in Southern, California (the “Facility”).  The Facility consists of  approximately 1,000,010 square feet industrial building located in Victorville, California and the lease is expected to commence November 1, 2009 and continue for a period of seven years, with two  five-year extension periods  The Company will advanced a $25,000 non-refundable deposit representing 10% of the required security deposit for the entire lease.  The non-refundable deposit will allow the Company to exclusively negotiate the option to buy the Facility as all other terms of the lease have been agreed upon in principal.

The entering of the lease by the Company is subject to the negotiation of the the option to purchase the facility, drafting of a standard  lease agreement, if any, and obtaining board approval of the Company. As such, there is no guarantee that the Company will be able to successfully execute acquire such lease.

Assuming that the option to purchase is finalized, the economic terms of the lease agreement  of the Facility (as all other terms of the lease have been agreed upon in principal) will be as follows:

Year	Rent	Security	R/E tax (estimate)	Mic (estimate)	Total
Begin	-	252,500.00	-	100,000.00	352,500.00
1	575,700.00	-	360,000.00	56,964.00	992,664.00
2	2,302,800.00	-	360,000.00	56,964.00	2,719,764.00
3	2,545,200.00	-	360,000.00	56,964.00	2,962,164.00
4	2,545,200.00	-	360,000.00	56,964.00	2,962,164.00
5	2,787,600.00	-	360,000.00	56,964.00	3,204,564.00
6	3,030,000.00	-	360,000.00	56,964.00	3,446,964.00
7	3,030,000.00	-	360,000.00	56,964.00	3,446,964.00
					-
Total	16,816,500.00	252,500.00	2,520,000.00	498,748.00	20,087,748.00

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

YASHENG ECO-TRADE CORPORATION

	By:	/s/ Yossi Attia

	Name:	Yossi Attia
	Title:	Chief Operating Officer

Date: August 14, 2009
Beverly Hills, California